Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 8, 2010 (except Notes 11 and 16, as to which the date is February 18, 2010), in amendment No. 3 to the Registration Statement (Form S-1 No. 333-163778) and related Prospectus of AVEO Pharmaceuticals, Inc., dated February 22, 2010.

/s/    Ernst & Young LLP

Boston, Massachusetts

February 18, 2010